Exhibit 10.1


                  Information Concerning Executive Compensation

         It has been the policy of Leucadia National Corporation (the "Company") since the current management took over in 1978 to emphasize performance based compensation through the payment of discretionary bonuses.

         Over the last several years, the Company's three senior executives named below have done extraordinary work on FINOVA (a joint venture with Berkshire-Hathaway), MK Resources (the August 2005 successful sale of 70% of MK Resource's interest in Cobre Las Cruces to Inmet Mining) and WilTel Communications, LLC (the December 2005 successful sale of WilTel to Level 3 Communications, Inc.)

         On January 9, 2006, the Company's Board of Directors, upon the recommendation of the Compensation Committee in consultation with Ian M. Cumming, Chairman of the Board, and Joseph S. Steinberg, President of the Company, approved annual salary increases (commencing January 1, 2006) and discretionary 2005 cash bonuses for each of the Company's executive officers who were included as named executive officers in the Company's 2005 proxy statement (other than Mr. Cumming and Mr. Steinberg(1)).


         Name and Title                    2006 Salary            2005 Bonus(2)
         --------------                    -----------            -------------

         Thomas E. Mara,                   $319,000               $5,425,000
         Executive Vice
         President and Treasurer

         Joseph A. Orlando,                $266,000               $2,275,000
         Vice President and
         Chief Financial Officer

         H. E. Scruggs,                    $223,000               $3,425,000
         Vice President



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(1) Consistent with past practice, bonuses for 2005 for Messrs. Cumming and
Steinberg will be considered by the Compensation Committee of the Board of Directors at the Board of Directors meeting to be held following the Company's 2006 annual meeting of shareholders.

(2) Does not include annual bonus paid to all employees based on a percentage of salary of $9,300 for Mr. Mara, $7,740 for Mr. Orlando or $6,480 for Mr. Scruggs.